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                                                                    EXHIBIT 99.1

                ADVENTRX COMPLETES $20 MILLION PRIVATE PLACEMENT
                       WITH CARL ICAHN AS LARGEST INVESTOR

SAN DIEGO - AUGUST 1, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it has closed its previously announced $20 million private placement of common stock and warrants. Investment funds controlled by Carl Icahn were the largest investors in the transaction, together with Viking Global Investors LP. Icahn investors and Viking will have the right to designate one director to the ADVENTRX Board of Directors.

"With this financing now closed we intend to continue to focus on the development of our lead product, CoFactor(TM), to broaden our product pipeline and to execute on our strategy to introduce improved anticancer and antiviral treatments," said Evan M. Levine, president and CEO for ADVENTRX.

The private placement consisted of the sale of 10,810,809 shares of the Company's common stock, as well as the issuance of warrants to purchase 10,810,809 shares of common stock at an exercise price of $2.26 per share. CIBC World Markets acted as the lead placement agent and RBC Capital Markets acted as the co-placement agent for this transaction.

Additional information regarding this transaction is available through the Company's filing on Form 8-K with the Securities and Exchange Commission.

ABOUT ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability or resistance. The Company's lead compound, CoFactor, is a biomodulator of 5-fluorouracil (5-FU), a widely used cancer chemotherapy. CoFactor is currently being tested with 5-FU in a US-based Phase II and an EU-based Phase IIb clinical trial as a first line treatment of metastatic colorectal cancer. In addition, CoFactor has received clearance under a special protocol assessment from the US FDA to begin a Phase III pivotal clinical trial for metastatic colorectal cancer. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's last quarterly report on Form 10-Q, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.


Contact:
ADVENTRX PHARMACEUTICALS
Andrea Lynn
858-552-0866

Investor Contact:
LIPPERT HEILSHORN & ASSOCIATES
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100



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